Exhibit 3.3

File Copy

CERTIFICATE OF INCORPORATION

OF A

PRIVATE LIMITED COMPANY

Company Number 9666321

The Registrar of Companies for England and Wales, hereby certifies that

GE CAPITAL INTERNATIONAL HOLDINGS LIMITED

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales

Given at Companies House, Cardiff, on 1st July 2015

*N09666321K*

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006